UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST MUTUAL BANCSHARES, INC.

(Exact name of registrant as specified in its charter)
Washington (State or other jurisdiction of Incorporation or organization)	91-2005970 (I.R.S. Employer Identification No.)
400 - 108th Avenue N.E. Bellevue, Washington (Address of Principal Executive Offices)	98004 (Zip Code)

2005 Stock Option and Incentive Plan
(Full title of the plan)

Janine Berryman
Corporate Secretary
First Mutual Bancshares, Inc.
400 - 108th Avenue, N.E.
Bellevue, Washington 98004
(Name and address of agent for service)

(425) 453-7300
(Telephone number, including area code, of agent for service)

With a copy to: Robert J. Diercks Foster Pepper PLLC Suite 3400 1111 Third Avenue Seattle, Washington 98101 (206) 447-8924

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 par value per share	722,392 shares(1)	$ 26.77 (2)	$ 19,338,434(3)	$504.29(4)

(1) Represents 722,392 shares reserved for issuance pursuant to Registrant's 2005 Stock Option and Incentive Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued as a result of any adjustments from stock splits, stock dividends or similar events.

(2) The offering price is estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based upon the average of the bid and ask price of the Registrant's common stock as reported on the Nasdaq National Market for May 2, 2006.

(3) Pursuant to Rule 429(b) of the Securities Act of 1933, the shares include up to 546,336 shares reserved but unissued under the Registrant's 2000 Stock Option and Incentive Plan that have been transferred to the 2005 Stock Option and Incentive Plan and which were previously registered on Form S-8 under Registration Statement No. 333-40962.

(4) The filing fee is based on the registration of 176,056 shares newly authorized under the 2005 Stock Option and Incentive Plan and does not include the 546,336 shares previously registered pursuant to Registration Statement No. 333-40962 for which Registrant previously paid the filing fees.

PART I

Information Required in the Section 10(a) Prospectus

First Mutual Bancshares, Inc. (the "Registrant") has sent or given or will send or give documents containing the information specified by Part I of the Form S-8 Registration Statement (the "Registration Statement") to participants in the Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), are incorporated by reference:

(1) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed by the Registrant on March 10, 2006, as amended by Form 10-K/A (filed by the Registrant on March 31, 2006).

(2) The Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005 (filed by the Registrant on May 6, 2005), June 30, 2005 (filed by the Registrant on August 8, 2005), September 30, 2005 (filed by the Registrant on November 7, 2005), and March 31, 2006 (filed by the Registrant on May 5, 2006);

(3) The Registrant's Current Reports on Form 8-K filed April 28, 2005; May 23, 2005; July 27, 2005; October 26, 2005; November 3, 2005, November 18, 2005, January 24, 2006; February 23, 2006, February 27, 2006; and April 26, 2006;

(4) The description of the Registrant's Common Stock, $1.00 par value per share contained in the Registrant's Current Report on Form 8-K filed by the Registrant on July 7, 2000, and including all other amendments and reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 23B.08.320 of the Washington Business Corporation Act (the "Corporation Act") provides that the personal liability of directors to a corporation or its shareholders may be eliminated by the articles of incorporation of the corporation except in the case of certain acts or omissions noted below. In Article X of its Amended and Restated Articles of Incorporation, the Registrant has elected to eliminate the liability of directors to the Registrant to the extent permitted by law. Thus, a director of the Registrant is not personally liable to the Registrant or its shareholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If Washington law is amended to authorize corporate action that further eliminates or limits the liability of directors, then the liability of Registrant's directors will be eliminated or limited to the fullest extent permitted by Washington law, as so amended.

Sections 23B.08.560 of the Corporation Act provides that if authorized by (i) the articles of incorporation, (ii) a bylaw adopted or ratified by the shareholders, or (iii) a resolution adopted or ratified, before or after the event, by the shareholders, a corporation will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Sections 23B.08.510 through 23B.08.550 of the Corporation Act, provided that no such indemnity shall indemnify any director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. Sections 23B.08.570 of the Corporation Act provides that a corporation will have the power to indemnify officers of the corporation to the same extent as a director.

Pursuant to Article XI of Registrant's Amended and Restated Articles of Incorporation and Article V of Registrant's Bylaws, Registrant shall, subject to certain exceptions, indemnify and defend its directors and officers against any loss, liability or expense arising because the director or officer is or was a director or officer, including without limitation, liability under the Securities Act as long as the action was authorized or reasonably believed to have been authorized by the Board of Directors. Registrant will not indemnify a director or officer from or on account of acts or omissions of such director or officer which are finally adjudged to be intentional misconduct, knowing violation of the law or conduct in violation of Section 23B.08.310 of the Corporation Act, or on account of any transaction with respect to which it is finally determined that such director or officer received a benefit in money, property or services to which the director or officer was not entitled. Indemnification is also subject to the prohibited indemnification provisions of the FDIC Regulations, 12 CFR, Part 359.3. If Washington law is amended to authorize further indemnification of directors and officers, then Registrant's directors and officers shall be indemnified to the fullest extent permitted by Washington law, as so amended. Also, pursuant to Article XI of the Amended and Restated Articles of Incorporation and Article V of the Bylaws, directors and officers are entitled to an advance for expenses provided that any director or officer seeking such an advance deliver an undertaking to the Registrant undertaking to repay all amounts advanced if it is ultimately determined that such director or officer was not entitled to be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers pursuant to the provisions described above, Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits which immediately follows the signature pages below.

Item 9. Undertakings.

A. The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section I0(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on this 5th day of May, 2006.

FIRST MUTUAL BANCSHARES, INC.

By: /s/ John R. Valaas

John R. Valaas

President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints John R. Valaas and Roger A. Mandery, and each of them, his true and lawful attorneys-in fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ John R. Valaas John R. Valaas	President and Chief Executive Officer (Principal Executive Officer)	May 5, 2006
/s/ Roger A. Mandery Roger A. Mandery	Chief Financial Officer (Principal Financial and Accounting Officer)	May 5, 2006
/s/ F. Kemper Freeman, Jr. F. Kemper Freeman, Jr.	Director and Chairman of the Board	May 8, 2006
/s/ Janine Florence Janine Florence	Director	May 8, 2006
/s/ George S. Rowely, Jr. George S. Rowely, Jr.	Director	May __ , 2006
/s/ Robert J. Herbold Robert J. Herbold	Director	May __, 2006
/s/ Victor E. Parker Victor E. Parker	Director	May __, 2006
/s/ James J. Doud, Jr. James J. Doud, Jr.	Director	May 8, 2006
/s/ Richard S. Sprague Richard S. Sprague	Director	May __, 2006

Signature	Title	Date
/s/ Robert C. Wallace Robert C. Wallace	Director	May 8, 2006
/s/ Mary Case Dunnam Mary Case Dunnam	Director	May 8, 2006

EXHIBIT INDEX

4.1 First Mutual Bancshares, Inc. 2005 Stock Option and Incentive Plan (incorporated by reference to Exhibit 99 to the Company's Current Report on Form 8-K filed with the SEC on May 23, 2005 (File No. 000-28261)).

4.2 Amended & Restated Articles of Incorporation of First Mutual Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q/A filed with the SEC on August 8, 2005 (File No. 000-28261)).

4.3 Bylaws, as amended and restated, of First Mutual Bancshares, Inc. (incorporated by reference to Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q filed with the SEC on August 13, 2004 (File No. 000-28261)).

5.1 Opinion of Foster Pepper & Shefelman PLLC.

23.1 Consent of Moss Adams LLP.

23.2 Consent of Foster Pepper & Shefelman PLLC (included in Exhibit 5.1).

24.1 Power of Attorney (set forth on the signature pages to the Registration Statement).